Exhibit 4.4

PIGGYBACK REGISTRATION RIGHTS AGREEMENT

THIS PIGGYBACK REGISTRATION RIGHTS AGREEMENT (this "Agreement"), dated as of the same date as the Warrant to which it is attached as Exhibit 1, is made by and between FOCUS ENHANCEMENTS, INC., a Delaware corporation, with headquarters located at 1370 Dell Avenue, Campbell, California 95008 (the “Company”), and R. Keith Fetter of Piedmont Consulting, Inc. (“Consultant”).

W I T N E S S E T H:

WHEREAS, the Company has agreed to issue the Warrant to the Consultant in connection with the performance of certain services, and the Warrant may be exercised for the purchase of shares of Common Stock (the “Warrant Shares”) upon certain  terms and conditions; and

WHEREAS, the Company has agreed to provide certain registration rights under the Securities Act of 1933, as amended, (the “1933 Act”) with respect to the Warrant.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Holder hereby agree as follows:

1.           Definitions.                                As used in this Agreement, the following terms shall have the following meanings:

(a)           “Effective Date” means any  date after the date hereof that  the Securities and Exchange Commission (“SEC”) declares effective a Registration Statement covering Registrable Securities and otherwise meeting the conditions contemplated hereby to be effective.

(b)           “Holder” means Consultant and any permitted transferee or assignee who agrees to become bound by the provisions of this Agreement in accordance with Section 3 hereof and who holds Registrable Securities, as the context may require.

(c)           “Register,” “Registered,” and “Registration” refer to a registration effected by preparing and filing a Registration Statement or Statements in compliance with the Securities Act and pursuant to Rule 415 under the Securities Act or any successor rule providing for offering securities on a continuous basis (“Rule 415"), and the SEC’s declaration or ordering of effectiveness of such Registration Statement.

(d)           "Registrable Securities" means the Warrant and the Warrant Shares purchased upon exercise of the Warrant as set forth in the document to which this Agreement is Exhibit 1.

(e)           “Registration Statement” means a registration statement of the Company under the 1933 Act covering Registrable Securities on Form S-3, if the Company is then eligible to file using such form, and if not eligible, then on Form SB-2 or other appropriate form.

2.           Piggy-back Registration Rights.  If, after the date hereof (but without any obligation to do so), the Company proposes to register (including for this purpose a registration effected by the Company for persons other than the Holders) any of its securities under the 1933 Act in connection with the public offering of such securities (other than a registration (i) with respect to an employee benefit plan, or (ii)  in connection with a Rule 145 transaction under the 1933 Act), the Company shall, each such time, promptly give each Holder written notice of such registration together with a list of the jurisdictions in which the Company intends to attempt to qualify such securities under applicable state securities laws.  Upon the written request of each Holder given within twenty (20) business days after delivery of such written notice by the Company to Holder, the Company shall, subject to the provisions hereof, use its reasonable efforts to cause to be registered under the 1933 Act all of the Registrable Securities that each such Holder has requested to be registered.  If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

2.1           Obligations of the Company.  Whenever required to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a)           Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its reasonable efforts to cause such registration statement to become effective, and, upon the request of the holders of a majority of the securities registered thereunder, keep such registration statement effective for up to one hundred twenty (120) days.

(b)           Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the 1933 Act with respect to the disposition of all securities covered by such registration statement for a period set forth in Section 2.1 (a) above.

(c)           Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the 1933 Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

(d)           In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement with terms generally satisfactory to the managing underwriter of such offering.  Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(e)           Notify each Holder of Registrable Securities covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the 1933 Act, of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing. In such instance, Company shall use its best efforts to amend or supplement such prospectus to cure any such statement or omission so as to render such statement or omission not misleading.

(f)           Use its best efforts to furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and (ii) a letter, dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering addressed to the underwriters.

2.2           Furnish Information.  In connection with any action pursuant to this Section 2, the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them, and the intended method of disposition of such securities as shall be required to effect the registration of their Registrable Securities.  In that connection, each selling Holder shall be required to represent to the Company that all such information which is given is both complete and accurate in all material respects when made.

2.3           Definition of Expenses.

(a)           “Registration Expenses” shall mean all expenses incurred by the Company, except for “Selling Expenses,” in complying herewith  including, without limitation, all registration, filing and qualification fees, underwriters’ expense allowances, printing expenses, fees and disbursements of counsel for the Company,  blue sky fees and disbursements, and the expense of any special audits incident to or required by any registration.

(b)           “Selling Expenses” shall mean all underwriting discounts and selling commissions applicable to the sale of the Registrable Securities in the registration, all stock transfer taxes and all fees and disbursements of any additional special counsel in connection with each such registration attributable to the Registrable Securities being registered.

2.4           Expenses of Registration.  The Company shall bear all Registration Expenses incurred in connection with any registration, qualification or compliance,  All Selling Expenses shall be borne by the Holders of the securities so registered, pro rata on the basis of the number of Registrable Securities so registered.

2.5           Underwriting Requirements in Piggy-back Registration.  The right of any Holder to registration pursuant to an underwriting shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein.  All Holders proposing to distribute their securities through such underwriting shall (together with the Company and any other persons distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected by the Company.  Notwithstanding any other provision of this Agreement, if the underwriter determines that market factors require a limitation of the number of shares to be underwritten, the underwriter may  exclude some or all Registrable Securities from such registration and underwriting.  Notwithstanding anything to the contrary herein, no reduction shall be made with respect to securities offered by the Company for its own account in connection with any Company offering. If any Holder disapproves of the terms of any such underwriting, he may elect to withdraw therefrom by written notice to the Company and the underwriter.  Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

2.6           Delay of Registration.  No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as a result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.7           Indemnification.  In the event any Registrable Securities are included in a registration statement under this Section 2:

(a)           To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the officers, directors and partners of each Holder, any underwriter (as defined in the 1933 Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the 1933 Act or the Securities Exchange Act of 1934, as amended (the “1934 Act”) against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the 1933 Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the Company of the 1933 Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the 1933 Act, the 1934 Act or any state securities law; and the Company will reimburse each such Holder, officer, director or partner, underwriter or controlling person for any reasonable legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the Company’s indemnity contained in this

Section 2.7(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with  information furnished in writing and expressly stated for use in connection with such registration by any such Holder, or such Holder’s officers, directors or partners, underwriter, or controlling person.  The Company shall not be required to indemnify any person against any liability arising out of the failure of any Holder or person acting on behalf of a Holder to deliver a prospectus as required by the 1993 Act. The indemnity provided for in this Section 2.7(a) shall remain in full force and effect regardless of any investigation made by or on behalf of such seller, underwriter, participating person or controlling person and shall survive transfer of such securities by such seller.

(b)           To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the registration statement, each person, if any, who controls the Company within the meaning of the 1933 Act, any underwriter (within the meaning of the 1933 Act) for the Company, any person who controls such underwriter, and any other Holder selling securities in such registration statement or any of its partners, directors or officers or any person who controls such Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under the 1933 Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly stated in a writing for use in connection with such registration; and each such Holder will reimburse any legal or other expenses, as incurred, where same are reasonably incurred by any person intended to be indemnified pursuant to this Section 2.7(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 2.7(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld.  Notwithstanding the foregoing, the liability of each Holder under this Section 2.7(b) shall be limited to an amount equal to the net proceeds from the offering price of the shares sold by such Holder.

(c)           Promptly after receipt by an indemnified party under this Section 2.7 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.7, notify the indemnifying party in writing of the commencement thereof, and the indemnifying party shall have the right to participate in and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the reasonable fees and expenses to be paid by the indemnifying party if the indemnified party reasonably determines that representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding.  The failure to notify an indemnifying party within a reasonable time of the commencement of any such action, to the extent prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.7, but the omission so to notify the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.7.

(d)           In order to provide for just and equitable contribution to joint liability under the 1933 Act in any case in which either (i) any indemnified party makes a claim under this Section 2.7 or any controlling person of such indemnified party makes such a claim but is judicially determined (by entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 2.7 provides for indemnification in such case, or (ii) contribution under the 1933 Act may be required on the part of any such person seeking indemnity under the terms of this Section 2.7; then, and in each such case, the Company and such person will contribute to the aggregate losses, claims, damages, or liabilities to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations.  The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case, (A) no such person shall be required to contribute any amount in excess of the net proceeds from the offering price of all such Registrable Securities sold by it pursuant to such registration statement and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

2.8  Reports Under Securities Exchange Act of 1934.  With a view to making available to the Holders the benefits of Rule 144 promulgated under the 1933 Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration, the Company agrees to:

(a)           use its reasonable  efforts to make and keep public information available, as those terms are understood and defined in Rule 144, at all times after ninety (90) days after the closing date of the first registration statement filed by the Company;

(b)            use its reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the 1933 Act and the 1934 Act; and

(c)           furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request: (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144 (at any time after ninety (90) days after the closing date of the first registration statement filed by the Company), the 1933 Act and the 1934 Act (at any time after it has become subject to such reporting requirements); (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company; and (iii) such other information as may be reasonably requested in order to permit any Holder to avail itself of any rule or regulation of the SEC or any state securities authority which permits the selling of any such securities without registration or pursuant to such form.

3.           Assignment of Registration Rights.

The piggyback registration rights hereunder may be assigned by a Holder to a transferee or assignee of such securities: (i) if such transfer is made in connection with the transfer of all Registrable Securities held by the transferor;  (ii) if such transferee or assignee acquires at least thirty thousand (30,000) shares of the then outstanding Registrable Securities held by such Holder, (iii) to any Affiliate (as defined in Regulation D of the 1933 Act) of such Holder; (iv) to any family member or trust established for the benefit of an individual Holder; or (v) in connection with a distribution by such Holder to any partner, member, former partner, or member or the estate of such partner or member; provided in each case that the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; provided, however, that such assignment shall be effective only if the transferee agrees in writing at the time of transfer to be  bound by the terms and conditions of this Agreement and such transfer of any Registrable Securities is lawful under all applicable securities laws.

4.           Termination of the Company’s Obligations.

The Company shall have no obligations hereunder with respect to any registration request or requests made by any Holder (a) more than three years following the date of the Warrants are issued or (b) all Registrable Securities held by and issuable to such Holder (and its affiliates) may be sold under Rule 144 during any ninety (90) day period.

5.           Obligations of the Investors.  In connection with the registration of the Registrable Securities, any Holder  shall have the following obligations:

(a)           Such Holder shall cooperate with the Company as reasonably requested by the Company in connection with the preparation and filing of any respective  Registration Statement hereunder, unless such Holder has notified the Company in writing of such Holder's election to exclude all of such Holder's Registrable Securities from the Registration Statement; and

(b)           Each Holder agrees that, upon receipt of any notice from the Company of the happening of any material event which, in the Company’s opinion justifies the cessation of the distribution of the Registrable Securities, such Holder will immediately discontinue disposition of Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such Holder's receipt of the copies of any supplemented or amended prospectus which addresses such material event, and, if so directed by the Company, such Holder shall deliver to the Company (at the expense of the Company) or destroy (and deliver to the Company a certificate of destruction) all copies in such Holder's possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice.

6.           Amendment of Registration Rights.

Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and Holders who hold a fifty (50%) percent interest of the Warrant Shares as of such date.  Any amendment or waiver effected in accordance with this Section 6 shall be binding upon each Holder and the Company.

7.           Miscellaneous.

(a)           A person or entity is deemed to be a holder of Registrable Securities whenever such person or entity owns of record such Registrable Securities.  If the Company receives conflicting instructions, notices or elections from two or more persons or entities with respect to the same Registrable Securities, the Company shall act upon the basis of instructions, notice or election received from the registered owner of such Registrable Securities.

(b)           Notices required or permitted to be given hereunder shall be given in the manner contemplated by the Warrant:  if to the Company or to the Holder, to their respective address contemplated by the Warrant or at such other address as each such party furnishes by notice given in accordance with this clause (b).

(c)           Failure of any party to exercise any right or remedy under this Agreement or otherwise, or delay by a party in exercising such right or remedy, shall not operate as a waiver thereof.

(d)           This Agreement shall be deemed to be a contract made under the laws of the State of Delaware for contracts to be wholly performed in such state and without giving effect to the principles thereof regarding the conflict of laws.  Each of the parties consents to the exclusive jurisdiction of the federal courts whose districts encompass any part of the State of California, Santa Clara County in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens, to the bringing of any such proceeding in such jurisdiction.

(e)           The Company and the Holder hereby waive a trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other in respect of any matter arising out of or in connection with this Agreement.

(f)           If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement or the validity or enforceability of this Agreement in any other jurisdiction.

(g)            This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties hereto.

(h)           All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

(i)           The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning thereof.

(j)           This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement.  This Agreement, once executed by a party, may be delivered to the other party hereto by facsimile transmission of a copy of this Agreement bearing the signature of the party so delivering this Agreement.

(k)           This Agreement constitutes the entire agreement among the parties hereto with respect to the Holder’s registration rights with respect to the Warrant and Warrant Shares  There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein.  This Agreement supersedes all prior agreements and understandings among the parties hereto with respect to its subject matter.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

COMPANY:

FOCUS ENHANCEMENTS, INC.

By: /s/ Gary Williams
Name: Gary Williams
Title: EVP of Finance & CFO

By: R. Keith Fetter
Name:   R. Keith Fetter
Title:

20197708.1